AllianceBernstein Global Health Care Fund, Inc.
811-09329
Exhibit 77C

Exhibit 77C - Matters submitted to a vote of security holders

A Special Meeting of the Stockholders of the AllianceBernstein Global Health Care Fund (the "Fund") was held on November 15, 2005 and adjourned until December 6, 2005, December 19, 2005, December 21, 2005 and December 22, 2005. At the November 15, 2005 Meeting, with respect to the first item of business, the election of Trustees, the required number of outstanding shares were voted in favor of the proposal, and the proposal was approved. At the December 6, 2005 Meeting, with respect to the third item of business, the amendment, elimination, or reclassification as non-fundamental of the Fund's fundamental investment restrictions, and the fourth item of business, the reclassification of the Fund's fundamental investment objective as non-fundamental, the required number of outstanding shares voted in favor of the proposals, and the proposals were approved. With respect to the second item of business, the amendment and restatement of the Fund's Charter, an insufficient number of the required outstanding shares voted in favor of the proposal, and therefore the proposal was not approved. A description of each proposal and number of shares voted at the Meeting are as follows (the proposal numbers shown below correspond to the proposal numbers in the Fund's proxy statement):


                                Voted        Withheld
                                For          Authority
1. To elect eight Trustees
   of the Fund, each such
   Trustee to hold office until
   his or her successor is duly
   elected and qualified.

   Ruth Block                   8,184,239    228,407
   David H. Dievler             8,179,464    233,182
   John H. Dobkin               8,174,411    238,236
   Michael J. Downey            8,189,443    223,203
   William H. Foulk, Jr.        8,166,083    246,563
   D. James Guzy                8,179,295    233,351
   Marc O. Mayer                8,173,915    238,731
   Marshall C. Turner, Jr.      8,187,055    225,591

                             Voted        Voted                     Broker
                             For          Against      Abstained    Non-Votes
3. To amend, eliminate, or
   reclassify as
   non-fundamental, the
   fundamental investment
   restrictions regarding:
3.A. Diversification         6,092,944    242,957      156,065      1,845,721
3.B. Issuing Senior
     Securities and
     Borrowing Money         6,050,078    267,688      174,200      1,845,721
3.D. Concentration of
     Investments             6,040,381    287,472      164,113      1,845,721
3.E. Real Estate and
     Companies That Deal
     In Real Estate          6,035,759    285,597      170,610      1,845,721
3.F. Commodity Contracts
     and Futures Contracts   6,035,206    286,740      170,020      1,845,721
3.G. Loans                   6,034,689    294,029      163,248      1,845,721
3.I. Exercising Control      6,069,240    264,190      158,536      1,845,721
3.N. Pledging, Hypothecating,
     Mortgaging, or Otherwise
     Encumbering Assets      6,042,320    283,417      166,229      1,845,721

4.A. The reclassification of
     the Fund's fundamental
     investment objective as
     non-fundamental.        5,911,222    251,749      328,996      1,845,721